EXHIBIT 99.1
REPORTING PERSON:  MATLINPATTERSON LLC

ISSUER NAME AND TICKER SYMBOL:  POLYMER GROUP, INC. (POLGA.OB)

DATE OF EVENT REQUIRING STATEMENT:   4/27/04

FOOTNOTES

(1) The $42,632,842 aggregate principal amount of 10% Convertible Subordinated Notes due 2007 ("Convertible Notes") of Polymer Group, Inc. (the "Issuer") (including accrued but unpaid interest thereon), which were previously exercisable for 5,846,790 shares of the Issuer's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") were disposed of in exchange for 42,633 shares of 16% Series A Convertible Pay-In-Kind Preferred Stock of the Issuer (the "Preferred Stock") pursuant to an Exchange Agreement dated April 23, 2004 by and among the Issuer, MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners (Delaware)") and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)").

(2) The holders of Convertible Notes were entitled at any time before the close of business on December 31, 2007 to convert any or all of the Convertible Notes into shares of Class A Common Stock, at a conversion rate of 137.14286 shares of Class A Common Stock per $1,000 principal amount, subject to adjustment in certain events described in the indenture governing the Convertible Notes.

(3) These Convertible Notes were directly owned by Matlin Partners (Delaware). The reported Convertible Notes include Convertible Notes that may be deemed indirectly beneficially owned by Matlin Partners (Bermuda) as a result of the fact that Matlin Partners (Bermuda) owns a 25.8% undivided interest in the Convertible Notes of the Issuer owned by Matlin Partners (Delaware). MatlinPatterson Global Partners LLC ("Matlin Global Partners") is the general partner of Matlin Partners (Delaware) and Matlin Partners (Bermuda). MatlinPatterson Global Advisers LLC ("Matlin Advisers") is the investment advisor to Matlin Partners (Delaware) and Matlin Partners (Bermuda). MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the managing member of Matlin Global Partners and Matlin Advisers. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Mark R. Patterson is signing this form on his own behalf, as chariman of Matlin Advisers and Matlin Asset Management, as a member of MatlinPatterson, as director of Matlin Global Partners and on behalf of Matlin Partners (Delaware) and Matlin Partners (Bermuda), as director of their general partner, Matlin Global Partners. David J. Matlin is signing this form on his own behalf. Matlin Global Partners, Matlin Partners (Delaware), Matlin Partners (Bermuda), Matlin Asset Management, Matlin Advisers, MatlinPatterson, David J. Matlin and Mark R. Patterson (the "Reporting Persons") each disclaim beneficial ownership of the reported Convertible Notes except to the extent of their pecuniary interests therein.

(4) The holders of Preferred are entitled at any time before the close of business on June 30, 2012, unless previosuly redeemeed at the option of the Issuer, to convert any or all of the Preferred Stock into shares of the Class A Common Stock at a conversion rate of 137.14286 shares of Class A Common Stock per $1,000 liquidation amount of a share of Preferred Stock, subject to adjustment in certain events described in Certificate of Designations governing the Preferred Stock, which is the equivalent conversion ratio pursuant to which the holders of Convertible Notes were able to convert into shares of Class A Common Stock, subject to adjustments for rounding.

(5) Matlin Partners (Delaware) is the direct beneficial owner of 31,907 shares of Preferred Stock and Matlin Partners (Bermuda) is the direct beneficial owner of 10,726 shares of Preferred Stock. Matlin Global Partners is the general partner of Matlin Partners (Delaware) and Matlin Partners (Bermuda). Matlin Advisers is the investment advisor to Matlin Partners (Delaware) and Matlin Partners (Bermuda). Matlin Asset Management is the managing member of Matlin Global Partners and Matlin Advisers. MatlinPatterson is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Mark R. Patterson is signing this form on his own behalf, as chariman of Matlin Advisers and Matlin Asset Management, as a member of MatlinPatterson, as director of Matlin Global Partners and on behalf of Matlin Partners (Delaware) and Matlin Partners (Bermuda), as director of their general partner, Matlin Global Partners. David
J. Matlin is signing this form on his own behalf. The Reporting Persons each disclaim beneficial ownership of the reported Preferred Stock except to the extent of their pecuniary interests therein.